Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Lindsay S. Bixler
Executive Vice President and Chief Financial Officer

(610) 215-2327

PB BANKSHARES, INC. ANNOUNCES 2024 THIRD QUARTER FINANCIAL RESULTS

Coatesville, Pennsylvania, October 23, 2024 — PB Bankshares, Inc. (the “Company”) (NASDAQ: PBBK), the holding company for Presence Bank (the “Bank”), reported unaudited net income of $404,000 for the three months ended September 30, 2024 and $1,091,000 for the nine months ended September 30, 2024 compared to $513,000 and $1,510,000, respectively, for the same periods in 2023. Diluted earnings per share were $0.18 for the third quarter of 2024 and $0.47 for the first nine months of 2024 compared to $0.21 and $0.60, respectively, for the same periods in 2023.

Year to Date 2024 Highlights:

●	Total interest and dividend income grew by 20.6% to $17.6 million for the nine months ended September 30, 2024 from $14.6 million for the nine months ended September 30, 2023.
●	Noninterest expense remained relatively flat, increasing by 2.0% to $7.5 million for the nine months ended September 30, 2024 from $7.4 million for the nine months ended September 30, 2023.
●	Allowance for credit losses remained strong at 1.27% of loans outstanding at September 30, 2024 compared to 1.38% of loans outstanding at December 31, 2023.
●	Annualized growth rate on gross loans was 9.2% for the nine months ended September 30, 2024.
●	Accumulated other comprehensive loss decreased by 74.9% to $313,000 at September 30, 2024 compared to $1.3 million at December 31, 2023, accounting for 0.7% of total stockholders’ equity at September 30, 2024.
●	The remaining weighted average life of our debt securities available-for-sale portfolio remained short at 1.89 years at September 30, 2024.
●	Book value per common share increased by $1.16 to $18.69 at September 30, 2024 from $17.53 at December 31, 2023.
●	The Company repurchased 130,827 shares of its common stock during the first nine months of 2024, at an average price of $13.25 per share.

Exhibit 99.1

Income Statement

Net interest income was $2.8 million for the three months ended September 30, 2024 and $8.2 million for the nine months ended September 30, 2024 compared to $3.0 million and $9.3 million, respectively, for the same periods in 2023. The decrease for the three and nine months ended September 30, 2024 compared to the same periods in 2023 was primarily due to increases in interest expense on deposits, partially offset by increases in interest income on loans and cash and federal funds sold. The increases in both interest income and interest expense were as a result of the high interest rate environment and increases in average interest earning assets and average interest bearing liabilities.

The Company recorded a provision for credit losses of $34,000 for the three months ended September 30, 2024 and a reversal of provision for credit losses of $33,000 for the nine months ended September 30, 2024 compared to a provision for credit losses of $140,000 and $570,000, respectively, for the same periods in 2023. The decrease in provision for credit losses for both the three and nine months ended September 30, 2024 was primarily due to lower qualitative factor allocations within the Company’s current expected credit losses methodology and a lower required allowance for unfunded commitments due to a decline in volume of unfunded commitments. There was $115,000 of loan charge-offs during the third quarter of 2024, which was a partial charge-off on a development loan originated in 2014. There were no charge-offs for the third quarter of 2023. There was $115,000 and $144,000 of loan charge-offs during the first nine months of 2024 and 2023, respectively. In addition there were $6,000 of overdraft protection charge-offs during the first nine months of 2024 and none for the same period in 2023. Delinquencies remain benign, reserves are deemed to be adequate as of September 30, 2024 and the allowance coverage ratio has remained strong. The allowance for credit losses was $4.4 million, or 1.27%, of loans outstanding at September 30, 2024 as compared to $4.5 million, or 1.38%, of loans outstanding at December 31, 2023. Total non-performing loans decreased to $1.3 million at September 30, 2024 compared to $1.4 million at December 31, 2023. The non-performing loans to total loans ratio decreased by eight basis points to 0.36% at September 30, 2024 from 0.44% as of December 31, 2023.

Noninterest income was $274,000 for the three months ended September 30, 2024 and $651,000 for the nine months ended September 30, 2024 compared to $185,000 and $582,000, respectively, for the same periods in 2023. The primary reason for the increase in noninterest income for the three and nine months ended September 30, 2024 as compared to the same prior year periods was due to an increase in the gain on equity securities as a result of the increase in market value. The increase in gain on equity securities was $41,000 and $53,000 for the three and nine months ended September 30, 2024 compared to the same periods in 2023, respectively. There was an increase in the loan related fee income earned for brokering interest rate swaps in the current three month period, increasing other income $25,000 as compared to the same period in 2023. There was an increase in bank owned life insurance income in the current nine month period, increasing $21,000 as compared to the same period in 2023.

Noninterest expense was $2.6 million for the three months ended September 30, 2024 and $7.5 million for the nine months ended September 30, 2024 compared to $2.4 million and $7.4 million, respectively, for the same periods in 2023. The increase for the three and nine months ended September 30, 2024 was primarily due to increases in data and item processing as the Company

Exhibit 99.1

continues to invest in our information technology infrastructure. The increases for data and item processing were $67,000 and $117,000 when comparing the three and nine months ended September 30, 2024 to the same periods in 2023, respectively.

Balance Sheet

Total assets increased $13.2 million or 3.0% to $452.9 million at September 30, 2024 from $439.7 million at December 31, 2023. The increase in assets was primarily due to increases in cash and cash equivalents and net loans receivable, partially offset by a decrease in debt securities available-for-sale. Cash and cash equivalents increased 68.1% to $54.5 million at September 30, 2024 from $32.4 million at December 31, 2023 as a result of strong deposit growth and maturity of securities during 2024. Gross loans increased $22.6 million or 6.9% to $349.2 million at September 30, 2024 from $326.6 million at December 31, 2023, primarily as a result of the increase in the commercial real estate portfolio as the Bank continues its focus on commercial lending. Management is monitoring the commercial real estate portfolio and concentrations, assessing their associated risks. As part of its risk management process, the Bank segments and stress tests its non-owner occupied commercial real estate portfolio. Approximately 85.5% or $127.6 million of this portfolio was subject to stress testing (loans having exposure under $500,000 are not subject to stress testing). The commercial real estate portfolio has an average Loan-to-Value ratio of 62.6% and a Debt Service Coverage ratio of 1.64 times, exclusive of any sponsor or guarantor support at September 30, 2024. The commercial real estate portfolio is diverse with respect to both property type as well as location with limited concentrations. Two segments, Office Space and Hospitality, are the subject of market scrutiny with these segments’ exposure and selected credit metrics outlined below.

The Bank has reviewed its loan portfolio for exposure to office space given the uncertainty and potential risks associated with vacancy, future demand, and repricing risk for these assets. The Bank’s exposure to this segment is minimal with only $9.2 million in non-owner-occupied office space at September 30, 2024. Notably the five loans comprising the office segment are all medical related, which the Company believes has not suffered the decline in value that the general office market has experienced. The office space loan portfolio has an average Loan-to-Value ratio of 71.3% and Debt Service Coverage ratio of 1.50 times, exclusive of any sponsor or guarantor support at September 30, 2024.

The Bank’s hospitality portfolio is also an area of market focus. Loan exposure to this segment totaled $25.6 million (seven hotel properties) at September 30, 2024. The average Loan-to-Value ratio was low at 73.2% with a strong Debt Service Coverage ratio of 2.74 times, exclusive of any sponsor or guarantor support at September 30, 2024. Guarantor support for the hospitality sector is strong and loans are supported by experienced hotel operators.

Debt securities available-for-sale decreased $31.7 million or 46.6% to $36.4 million at September 30, 2024 from $68.1 million at December 31, 2023 as a result of short-term treasury securities purchased during the fourth quarter of 2023 maturing in the first quarter of 2024 with the majority of the proceeds remaining in cash and cash equivalents as of September 30, 2024. The remaining

Exhibit 99.1

weighted average life of our debt securities available-for-sale portfolio was 1.89 years at September 30, 2024.

We experienced strong deposit growth of $21.8 million or 6.6% to $354.8 million at September 30, 2024 from $333.0 million at December 31, 2023 primarily as a result of organic core deposit gathering strategies with the growth being from local businesses and individuals. The deposit growth was supplemented with brokered deposits to support the loan growth of 6.9%. Uninsured and uncollateralized deposits totaled approximately $38.1 million or 11.0% of the Bank’s total deposits, as of September 30, 2024. The Company maintains highly liquid sources of available funds in addition to cash and cash equivalents, including unused borrowing capacity with the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia and available federal funds lines with other banks, as well as unpledged available-for-sale debt securities. At September 30, 2024, available funding from these sources totaled 534.4% of uninsured and uncollateralized deposits. Stockholders’ equity increased $703,000 to $47.7 million at September 30, 2024 from $47.0 million at December 31, 2023 primarily as a result of year to date net income of $1.1 million and a decrease of $934,000 in accumulated other comprehensive loss, partially offset by stock repurchases of $1.7 million. The Company’s accumulated other comprehensive loss resulting from the unrealized losses on debt securities available-for-sale was 0.7% of total stockholders’ equity at September 30, 2024, which is low compared to the banking industry. The Bank’s stand-alone stockholders’ equity increased $2.4 million to $41.3 million at September 30, 2024 from $38.9 million at December 31, 2023 primarily as a result of year to date net income for the Bank.

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements may be identified by words such as “may,” “will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.

These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.  Factors that could cause such differences to exist include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in government regulations affecting financial institutions, including regulatory compliance costs; geopolitical instability and capital requirements; fluctuations in the adequacy of the allowance for credit losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates;

Exhibit 99.1

credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

The Company and the Bank caution not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to publicly release any revision made to any forward-looking statement to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About PB Bankshares, Inc. and Presence Bank

PB Bankshares, Inc. is the holding company for Presence Bank. Presence Bank was founded in 1919 and currently operates four banking offices and two loan production offices in Chester, Lancaster and Dauphin Counties, Pennsylvania.

Exhibit 99.1

PB Bankshares, Inc.

Financial Highlights (Unaudited)

(Dollars in thousands, except per share data)

Earnings Summary (for the three months ended)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023

Interest and dividend income	$6,011	$5,931	$5,614	$5,277	$5,139
Interest expense	3,185	3,145	2,982	2,471	2,098
Net interest income	2,826	2,786	2,632	2,806	3,041
Provision for credit losses	34	17	(84)	62	140
Noninterest income	274	190	187	203	185
Noninterest expense	2,551	2,487	2,498	2,413	2,432
Income before income taxes	515	472	405	534	654
Income taxes	111	102	88	125	141
Net income	404	370	317	409	513

Earnings per common share - basic	$0.18	$0.16	$0.13	$0.17	$0.21
Earnings per common share - diluted	$0.18	$0.16	$0.13	$0.17	$0.21

Earnings Summary (for the nine months ended)
	September 30,	September 30,
	2024	2023

Interest and dividend income	$17,556	$14,555
Interest expense	9,312	5,247
Net interest income	8,244	9,308
Provision for credit losses	(33)	570
Noninterest income	651	582
Noninterest expense	7,536	7,390
Income before income taxes	1,392	1,930
Income taxes	301	420
Net income	1,091	1,510

Earnings per common share - basic	$0.47	$0.61
Earnings per common share - diluted	$0.47	$0.60

Exhibit 99.1

Balance Sheet Highlights (as of)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023

Total assets	$452,857	$449,045	$450,434	$439,748	$409,212
Cash and cash equivalents	54,519	54,731	66,787	32,438	25,185
Debt securities available-for-sale, at fair value	36,381	36,068	32,138	68,115	40,667
Loans receivable, net of allowance for credit losses	344,123	339,999	333,288	321,382	325,350
Deposits	354,795	346,960	348,389	332,966	306,521
Total stockholders’ equity	47,692	46,600	46,769	46,989	46,582
Accumulated other comprehensive loss	(313)	(1,080)	(1,250)	(1,247)	(1,771)

Performance Ratios (as of and for the three months ended)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023

Return on average assets (annualized)	0.36%	0.33%	0.29%	0.38%	0.49%
Return on average equity (annualized)	3.41%	2.80%	2.71%	3.14%	4.00%
Net interest margin (annualized)	2.57%	2.54%	2.44%	2.74%	3.00%
Allowance to non-accrual loans	348.82%	353.77%	334.21%	317.45%	548.89%
Allowance to total loans outstanding at the end of the period	1.27%	1.30%	1.32%	1.38%	1.35%
Net charge-offs to average loans outstanding during the period (annualized)	0.12%	—%	—%	—%	—%
Total non-performing loans to total loans	0.36%	0.37%	0.39%	0.44%	0.25%
Total non-accrual loans to total loans	0.36%	0.37%	0.39%	0.44%	0.25%
Total non-performing assets to total assets	0.28%	0.28%	0.30%	0.32%	0.20%
Tier 1 capital (to average assets)	9.37%	9.20%	9.25%	9.78%	9.74%
Book value per common share	$18.69	$18.17	$17.78	$17.53	$16.97
Tangible book value per common share*	$18.69	$18.17	$17.78	$17.53	$16.97
Tangible book value per common share (excluding accumulated other comprehensive loss)*	$18.81	$18.59	$18.26	$18.00	$17.62

Exhibit 99.1

*Non-GAAP Financial Measure Reconciliation

The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible book value and tangible book value excluding accumulated other comprehensive loss and calculates our tangible book value per common share and tangible book value per common share excluding accumulated other comprehensive loss. Book value is equal to tangible book value due to the Company having no intangible assets.

	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023

Tangible common equity	$47,692	$46,600	$46,769	$46,989	$46,582
Adjustment for accumulated other comprehensive loss	$(313)	$(1,080)	$(1,250)	$(1,247)	$(1,771)
Tangible common equity excluding accumulated other comprehensive loss	$48,005	$47,680	$48,019	$48,236	$48,353
Common shares outstanding	2,552,115	2,564,140	2,629,967	2,679,967	2,744,967
Tangible book value per common share	$18.69	$18.17	$17.78	$17.53	$16.97
Tangible book value per common share excluding accumulated other comprehensive loss	$18.81	$18.59	$18.26	$18.00	$17.62